FORM 5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.  Name and Address of Reporting Person
         Story, Edward T.

2. Issuer and Ticker or Trading Symbol
         First Banks America, Inc.   FBA

3. IRS or Social Security Number of
         N/A

4  Statement for Month/Year.
         12/98

5. If Amendment, Date of Original (Month/Year)
         N/A

6. Relationship of Reporting Person(s) to Issuer
       X   Director                                  _____ 10% Owner
    ------
    _____ Officer (give title below)                 _____ Other (Specify below)

7. Individual or Joint/Group Reporting
       X   Form Filed by One Reporting Person
     -----
     _____ Form Filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security
         Common Stock      (Par value $0.15)

2.       Transaction Date (Month/Day/Year)
         07/01/98

3.       Transaction Code
         A

4.       Securities Acquired (A) or Disposed of (D)
                            -----

         Amount:  500
                  ---

         Price: Shares were issued to qualifying directors in accordance with a 1993 Directors' Stock Bonus Plan.

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year:
         3,016

6. Ownership Form:
         Direct (D) or Indirect (I)
               ----

7. Nature of Indirect Beneficial Ownership  N/A


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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1. Title of Derivative Security    N/A

 2. Conversion or Exercise Price of Derivative Security       N/A

 3. Transaction Date       N/A

 4. Transaction Code       N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D)
         (A)               (D)      N/A

 6. Date Exercisable       N/A
         Expiration Date   N/A

 7. Title and Amount of Underlying Securities        N/A

         Title    N/A      Amount or Number of Shares    N/A

 8. Price of Derivative Security    N/A

 9. Number of Derivative Securities Beneficially Owned at End of Year  N/A

10. Ownership of Derivative Security: Direct (D)____ or Indirect (I)___    N/A

11. Nature of Indirect Beneficial Ownership   N/A


Explanation of Responses:


/s/ Edward T. Story
-----------------------------
Signature of Reporting Person

January 11, 1999
----------------
Date